UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-193076

UNDER

THE SECURITIES ACT OF 1933

FURIEX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-1197863
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3900 Paramount Parkway, Suite 150

Morrisville, North Carolina 27560

(Address of Principal Executive Offices) (Zip Code)

A. Robert D. Bailey

President

Forest Laboratories, LLC

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey 07054

(862) 261-7000

(Name, address and telephone number of agent for service)

With Copies to:

Andrew Ment, Esq.

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

(212) 841-1000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Form S-3 Registration Statement of Furiex Pharmaceuticals, Inc., a Delaware corporation (“Furiex”) (the “Registration Statement”):

•	Registration Statement No. 333-193076, filed with the United States Securities and Exchange Commission (the “SEC”) on December 24, 2013.

Furiex is filing this Post-Effective Amendment to its Registration Statement to withdraw and remove from registration the unissued and unsold securities issuable by Furiex pursuant to the above referenced Registration Statement.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 27, 2014, among Furiex, Forest Laboratories, LLC, a Delaware limited liability company (as successor to Forest Laboratories, Inc.) (“Forest”), and Royal Empress, Inc., a Delaware corporation and a wholly owned subsidiary of Forest (“Merger Sub”), on July 2, 2014, Merger Sub merged with and into Furiex (the “Merger”), with Furiex surviving as a wholly owned subsidiary of Forest. Pursuant to the terms of the Merger Agreement, each share of Furiex common stock, par value $0.001 per share (the “Shares”), issued and outstanding immediately prior to the effective time of the Merger ceased to be outstanding and (other than (i) Shares owned by Furiex as treasury stock, (ii) Shares owned by Forest, Merger Sub or any wholly owned subsidiary of Forest or Furiex and (iii) Shares that are held by any stockholders who are entitled to and who properly demand appraisal in connection with the Merger) was canceled and converted automatically into the right to receive (i) $95.00 in cash, without interest, less any applicable withholding taxes and (ii) one contractual contingent value right, which represents the right to receive a contingent payment of up to $30.00 in cash, without interest, less any applicable withholding taxes, upon the achievement of one of certain milestones.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Furiex has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by Furiex in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, Furiex hereby removes and withdraws from registration any and all securities of Furiex registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to Form S-3 Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 2, 2014.

FURIEX PHARMACEUTICALS, INC.

By:	/S/ A.ROBERT D. BAILEY
A. Robert D. Bailey
President, Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ A. ROBERT D. BAILEY	President, Director (Principal Executive Officer)	July 2, 2014
A. Robert D. Bailey

/s/ RITA WEINBERGER	Treasurer (Principal Financial and Accounting Officer)	July 2, 2014
Rita Weinberger

/s/ KIRA SCHWARTZ	Secretary, Director	July 2, 2014
Kira Schwartz